Exhibit 3.10.2

5-427-0

9-22-67

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

UNITED AIRMOTIVE DISTRIBUTORS, INC.

STATE OF KANSAS	)
	)	SS
SEDGWICK COUNTY	)

We, A. R. Bell, President, and Dale Fair, Secretary, of United Airmotive Distributors, Inc., a corporation organized and existing under the laws of the State of Kansas, and whose registered office is United Airplane Sales, Inc., Municipal Airport, Wichita, Kansas, do hereby certify that at a special meeting of the Board of Directors of said corporation held on the 14th day of September, 1967, said board adopted a resolution setting forth the following Amendment to the Articles of Incorporation and declared its advisability, to-wit:

“BE IT RESOLVED, that the Board of Directors of this corporation deems it advisable and hereby recommends to the stockholders that the name of this corporation be changed to United Beechcraft, Inc. and that the necessary legal steps be taken to effectuate such change in name.”

That, thereafter, pursuant to said resolution and in accordance with the by-laws and the laws of the State of Kansas, said directors called a meeting of stockholders for the consideration of said amendment, and thereafter, pursuant to said notice and in accordance with the statutes of the State of Kansas, on the 14th day of September, 1967, said stockholders met and convened and considered said proposed amendment.

That at said meeting the sole stockholder entitled to vote did vote upon said amendment, and two judges duly appointed for the purpose conducted said vote deciding upon the qualifications of the voter and declared that the sole stockholder of the corporation had voted for the proposed amendment certifying that the vote was 366,937 shares in favor of the proposed amendment and no shares against the amendment.

That said amendment was duly adopted ‘in accordance with the provisions of Chapter 17, Article 42, General Statutes of Kansas, 1949, and amendments thereto.

That the capital of said corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of said corporation this 14th day of September, 1967.

/s/ A. R, Bell
A. R. Bell, President

/s/ Dale Fair
Dale Fair, Secretary

STATE OF KANSAS	)
	)	SS
SEDGWICK COUNTY	)

Be it remembered that before me, Kathleen Whitesides a Notary Public in and for the County and State aforesaid, came A. R. Bell, President, and Dale Fair, Secretary, of United Airmotive Distributors, Inc., a corporation, personally known to me to be the persons who executed the foregoing instrument of writing as A. R. Bell and Dale Fair, respectively, and acknowledged the execution of the same this 14th day of September, 1967.

Notary Public

Commission expires: [Seal of ...]

March 10, 1968

OFFICE OF SECRETARY OF STATE
Topeka, Kansas	September 22, 1967

RECEIVED OF UNITED BEECHCRAFT, INC.

Two and fifty/100 Dollars,

Fee for filing the within Amendment.

SECRETARY OF STATE

By:	Assistant Secretary of State